Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 30th day of July 2008 (the "Effective Date"), by and between Hampshire Group, Limited, a Delaware corporation (the "Company"), and Michael S. Culang (the "Executive").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, Executive is currently employed by the Company as its President and Chief Executive Officer; and

     WHEREAS, Executive is a party to (i) that certain employment agreement by and between Executive and Hampshire Designers, Inc. (a subsidiary of the Company), dated July 1, 2005 (the "Prior Employment Agreement"), (ii) that certain letter agreement by and between Executive and the Company, dated March 28, 2007 (the "Change in Control Letter", and together with the Prior Employment Agreement, the "Prior Agreements"), and (iii) that certain letter agreement by and between Executive and the Company, dated October 8, 2007 (the "Deferred Compensation Agreement"); and

     WHEREAS, the Company desires to continue to employ Executive and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such continuing employment, subject to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

     Section 1. Definitions.

     (a) "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive's employment, (ii) accrued but unpaid vacation, (iii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, and (iv) any benefits provided under the Company's Executive benefit, incentive, and equity plans upon a termination of employment, in accordance with the terms contained therein and applicable award agreements.

     (b) "Agreement" shall have the meaning set forth in the preamble hereto.

     (c) "Annual Bonus" shall have the meaning set forth in Section 4(b) below.

     (d) "Average Total Compensation" shall mean the average Total Annual Compensation paid or payable to Executive over the three (3) fiscal years immediately preceding the fiscal year either in which Executive's employment with the Company is terminated or during which a Change in Control occurs, as applicable.

     (e) "Base Salary" shall mean the salary provided for in Section 4(a) below or any increased salary granted to Executive pursuant to Section 4(a).


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     (f) "Board" shall mean the Board of Directors of the Company.

     (g) "Cause" shall mean only (i) Executive's act(s) of gross negligence or willful misconduct in the course of Executive's employment hereunder that is or could reasonably be expected to be materially injurious to the Company or any other member of the Company Group, (ii) willful failure or refusal by Executive to perform in any material respect his duties or responsibilities, (iii) misappropriation by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed by Executive, or at his direction, (v) Executive's conviction of, or pleading "guilty" or " no contest" to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Executive's duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, or (vii) Executive's material breach of this Agreement, including, without limitation,
Section 9 hereof. No act or failure to act, on the part of Executive, shall be considered "willful" or resulting in "gross negligence" if it is done, or omitted to be done, by Executive in good faith or with a reasonable belief that Executive's action or failure to act was in the best interest of the Company. Any act, or failure to act, based on a specific directive given pursuant to a resolution adopted by the Board or the Executive Committee shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company.

     (h) "Change in Control" shall mean (i) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (ii) any Person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Voting Securities"); provided, however, that the event described in this subsection 1(h)(ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary of the Company in which the Company owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding the Company's Voting Securities pursuant to an offering of such Voting Securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in subsection 1(h)(iii) below); (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the


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Company or any Subsidiary that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Company's Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); (iv) a sale of all or substantially all of the Company's assets;
(v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; (vi) the appointment as an executive officer of the Company following the Effective Date of any shareholder or member of any shareholder group (as such terms are defined under the Exchange Act) who beneficially owns, directly or indirectly, in excess of five percent (5%) of the Company's outstanding voting securities, or (vii) such other events as the Board may designate. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company's Voting Securities as a result of the acquisition of the Company's Voting Securities by the Company which reduces the number of the Company's Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

     (i) "Change in Control Retention Payment" shall mean a lump sum cash payment in an amount equal to two (2) times the Average Total Compensation.

     (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (k) "Company" shall have the meaning set forth in the preamble hereto.

     (l) "Company Group" shall mean the Company together with any direct or indirect subsidiary of the Company or any direct or indirect parent of the Company with respect to which Executive maintains operating control.


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     (m) "Compensation Committee" shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

     (n) "Competitive Activities" shall mean any business activities in which the Company or any other member of the Company Group engages (or has committed plans to engage) during the Term of Employment.

     (o) "Confidential Information" shall mean confidential or proprietary trade secrets, client lists, client identities and information, information regarding service providers, investment methodologies, marketing data or plans, sales plans, management organization information, operating policies or manuals, business plans or operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) relating to the Company or any other member of the Company Group or (ii) that the Company or any other member of the Company Group may receive belonging to suppliers, customers, or others who do business with the Company or any other member of the Company Group, but shall exclude any information that is or becomes available to the public, in each case without the breach by Executive of Section 9(a) below, and any information that became available to Executive on a non-confidential basis from a source other than the Company or member of the Company Group which source was not under an obligation to the Company or other member of the Company Group (whether contractual, legal or fiduciary) to keep such information confidential.

     (p) "Deferred Compensation Agreement" shall have the meaning set forth in the preamble hereto.

     (q) "Developments" shall have the meaning set forth in Section 9(e) below.

     (r) "Disability" shall mean any physical or mental disability or infirmity of Executive that results in his inability to perform his duties for a period of
(i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Executive shall not be deemed to have a Disability until after such 90-day or 120-day period, as applicable, has expired.

     (s) "Effective Date" shall have the meaning set forth in the preamble hereto.

     (t) "Exchange Act" shall mean the Securities Exchange Act of 1934, as the same may be amended from time to time.

     (u) "Executive" shall have the meaning set forth in the preamble hereto.

     (v) "Executive Committee" shall mean the executive committee of the Board.

     (w) "Good Reason" shall mean, without Executive's consent, (i) a material diminution in Executive's title, duties or responsibilities, (ii) a material reduction in Base Salary (other than pursuant to an across-the-board reduction applicable to all similarly situated executives, but in no case greater than a 10% reduction), (iii) the failure of the Company to pay any compensation hereunder when due, (iv) the relocation of Executive's principal place of


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employment (as provided in Section 3(c) hereof) more than thirty (30) miles from its current location, or (v) any other material breach of this Agreement by the Company. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board and/or the Executive Committee reasonably believes that Executive may have engaged in conduct that is reasonably likely to constitute Cause hereunder, the Board and/or the Executive Committee may, in its sole and absolute discretion, suspend Executive from performing his duties hereunder, and any such suspension shall in no event constitute an event pursuant to which Executive may terminate employment with Good Reason; provided, that no such suspension shall alter the Company's obligations under this Agreement during such period of suspension.

     (x) "Interfering Activities" shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any individual employed by, or individual or entity providing consulting services to, the Company or any other member of the Company Group to terminate such employment or consulting services; provided, that the foregoing shall not be violated by general advertising not targeted at employees or consultants of the Company or any other member of the Company Group; (ii) hiring any individual who was employed by the Company or any other member of the Company Group within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any customer, supplier, licensee, or other business relation of the Company or any other member of the Company Group to cease doing business with or materially reduce the amount of business conducted with the Company or any other member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and the Company or any other member of the Company Group.

     (y) "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

     (z) "Prior Agreements" shall have the meaning set forth in the recitals hereto.

     (aa) "Release Expiration Date" shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers Executive the release contemplated in Section 8(g) below, or in the event that the release is delivered in connection with a termination of employment that is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

     (bb) "Restricted Area" shall mean any State of the United States of America or any other jurisdiction in which the Company or any other member of the Company Group engages (or has committed plans to engage) in business during the Term of Employment or, following termination of Executive's employment, was engaged (or had committed plans to engage) in business at the time of such termination of employment.

     (cc) "Restricted Period" shall mean the period commencing on the Effective Date and extending to the eighteen (18) month anniversary of Executive's termination of employment for any reason.


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     (dd) "Term of Employment" shall mean the period specified in Section 2 below.

     (ee) "Total Annual Compensation" shall mean, with respect to each fiscal year of the Company, the sum of (i) the Base Salary paid to Executive by the Company (or Hampshire Designers, Inc., as applicable), and (ii) any discretionary or performance-based bonus (excluding any retention bonus or long-term incentive award granted to Executive by the Company) paid or payable to Executive (including any amounts deferred by Executive) for services performed entirely within such fiscal year. For the avoidance of doubt, for purposes of determining the Annual Bonus to be used in the calculation of Total Annual Compensation, the following amounts shall be included: (x) with respect to the Annual Bonus paid or payable to Executive for services performed entirely within the fiscal year ended December 31, 2005, the $175,000 payable pursuant to
Section 3(A)(ii) of the Prior Employment Agreement, and (y) with respect to the Annual Bonus paid or payable to Executive for services performed entirely within the fiscal year ended December 31, 2007, the "Special Bonus" (as defined in the Deferred Compensation Agreement), and (z) with respect to any fiscal year, any discretionary bonus paid or payable to Executive for services performed entirely within such fiscal year (but specifically excluding any retention bonus (other than as described in clauses (x) or (y) above) or long-term incentive award granted to Executive by the Company).

     Section 2. Acceptance and Term of Employment.

     The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company on the terms and conditions set forth herein. The Term of Employment shall commence on the Effective Date and shall continue until terminated in accordance with Section 8 below.

     Section 3. Position, Duties, and Responsibilities; Place of Performance.

     (a) During the Term of Employment, Executive shall be employed and serve as the President and Chief Executive Officer of the Company (together with such other position or positions consistent with Executive's title as the Board and/or the Executive Committee shall specify from time to time) and shall have such duties typically associated with such title. Executive shall report directly to the full Board and/or the Executive Committee. In addition, Executive shall be nominated for election to the Board for so long as the Executive is employed hereunder, so long as such nomination or election would not, in the reasonable judgment of the Board, contravene any prohibitions or guidelines for good governance under applicable law or the rules of any stock exchange or body to those jurisdiction the Company is subject. Executive also agrees to serve as an officer and/or director of any subsidiary of the Company to the extent such service is consistent with his position with the Company, in each case without additional compensation.

     (b) Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of his duties for the


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Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board and/or the Executive Committee, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

     (c) Executive's principal place of employment shall be in Manhattan, New York, although Executive understands and agrees that he may be required to travel from time to time for business reasons.

     Section 4. Compensation. During the Term of Employment, Executive shall be entitled to the following compensation:

     (a) Base Salary. Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company (but no less frequently than monthly), of not less than $800,000, with increases, if any, as may be approved in writing by the Board or the Compensation Committee.

     (b) Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Board or the Compensation Committee in respect of each fiscal year (including the 2008 fiscal year) during the Term of Employment (the "Annual Bonus"), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and/or individual performance objectives for such fiscal year, as determined by the Board or the Compensation Committee after consultation with Executive. Notwithstanding the immediately preceding sentence, to the extent that the Company adopts a bonus plan for its senior executive officers, Executive shall participate in such plan and the actual Annual Bonus payable to Executive shall be determined in a manner consistent with such bonus plan.

     (c) Long-Term Incentive and Equity-Based Plans. Executive shall be eligible to participate in any long-term incentive and equity-based arrangements generally available to the other senior executives of the Company and shall receive such awards as the Board or the Compensation Committee, in its discretion, shall grant Executive.

     (d) Change in Control Payment. Upon any Change in Control that occurs during the Term of Employment, within thirty (30) days following the Change in Control, the Company (or its successor) shall pay Executive or Executive's estate, as the case may be, the Change in Control Retention Payment (less any applicable withholding).

     Section 5. Executive Benefits.

     During the Term of Employment, Executive shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Executive shall also be entitled to the same number of holidays, vacation, sick days


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and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

     Section 6. Key-Man Insurance.

     At any time during the Term of Employment, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

     Section 7. Reimbursement of Business Expenses.

     Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time.

     Section 8. Termination of Employment.

     (a) General. The Term of Employment shall terminate upon the earliest to occur of (i) Executive's death, (ii) a termination by reason of a Disability,
(iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any termination of Executive's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall resign from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate "separation from service."

     (b) Termination Due to Death or Disability. Executive's employment shall terminate automatically upon his death. The Company may terminate Executive's employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive's receipt of written notice of such termination. In the event Executive's employment is terminated due to his death or Disability, Executive or his estate or his beneficiaries, as the case may be, shall be entitled to:

          (i) The Accrued Obligations;


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          (ii) Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which such termination occurred; and

          (iii) A pro rata Annual Bonus in respect of the fiscal year in which the date of such termination occurs, which amounts shall be paid at such time annual bonus are paid to other senior executives, but in no event later than March 15th of the year following the fiscal year in which such termination occurred.

Following such termination of Executive's employment by reason of death or Disability, except as set forth in this Section 8(b) and Section 24 hereof, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (c) Termination by the Company for Cause.

          (i) The Company may terminate Executive's employment at any time for Cause, effective upon Executive's receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (ii), (vi) or (vii) of the definition of Cause set forth in Section 1(g) above, Executive shall be given not less than ten (10) days' written notice by the Board or the Executive Committee of the Company's intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective only at the expiration of such ten (10) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

          (ii) In the event the Company terminates Executive's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Executive's employment for Cause, except as set forth in this Section 8(c)(ii) and Section 24 hereof, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (d) Termination by the Company without Cause. The Company may terminate Executive's employment at any time without Cause, effective upon Executive's receipt of written notice of such termination. In the event Executive's employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:

          (i) The Accrued Obligations;

          (ii) Any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than March 15 of the fiscal year following the fiscal year in which such termination occurred;


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          (iii) A pro rata Annual Bonus in respect of the fiscal year in which the date of such termination occurs, which amounts shall be paid at such time annual bonus are paid to other senior executives, but in no event later than March 15th of the year following the fiscal year in which such termination occurred; and

          (iv) If such termination occurs prior to a Change in Control or more than a year after a Change in Control, a lump sum cash payment in an amount equal to 1.5 times the Average Total Compensation, payable within thirty
     (30) days following such termination.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (iv) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches any provision of Section 9 hereof. The termination of Executive's payments and benefits shall not be effective unless and until there shall have been delivered to Executive written notice by the Board or the Executive Committee of the Company's decision to cease the payments and benefits described in subsections (ii) through (vi) above, such notice to state in detail the particular act or acts that constitute the grounds on which the termination of such payments and benefits is based. Following such termination of Executive's employment by the Company without Cause, except as set forth in this
Section 8(d) and Section 23, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (e) Termination by Executive with Good Reason. Executive may terminate his employment with Good Reason by providing the Company ten (10) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive's termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) above. Following such termination of Executive's employment by Executive with Good Reason, except as set forth in this Section 8(e) and Section 23 hereof, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     (f) Termination by Executive without Good Reason. Executive may terminate his employment without Good Reason by providing the Company thirty (30) days' written notice of such termination. In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to the Accrued Obligations. In the event of termination of Executive's employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination and still have it treated as a termination without Good Reason. Following such termination of Executive's employment by Executive without Good Reason, except as set forth in this Section 8(f) and Section 24 hereof, Executive shall have no further rights to any compensation or any other benefits under this Agreement.


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     (g) Release. Notwithstanding any provision herein to the contrary, prior to payment of any amount or provision of any benefit pursuant to subsection (d), or
(e) of this Section 8 (other than the Accrued Obligations), Executive shall have executed, on or prior to the Release Expiration Date, a customary general release in favor of the Company Group in substantially the form attached hereto as Exhibit A (as the same may be amended from time to time by the Company to comply with applicable law), and any waiting periods contained in such release shall have expired. If Executive fails to execute such release on or prior to the Release Expiration Date, Executive shall not be entitled to any payments or benefits pursuant to subsection (d), or (e) of this Section 8 (other than the Accrued Obligations). Notwithstanding anything herein to the contrary, in any case where the date of termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year.

     Section 9. Restrictive Covenants. Executive acknowledges and agrees that
(A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Company Group, and (B) by his employment with the Company, Executive will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, know-how, contacts, training, and experience could be used to the substantial advantage of a competitor of the Company Group and to the substantial detriment of the Company Group.

     (a) Confidential Information. At any time during and after the end of the Term of Employment, without the prior written consent of the Board or the Executive Committee, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with the Board or the Executive Committee prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder or is required to be disclosed by Executive in connection with the enforcement of his rights under this Agreement or any other agreement between Executive and the Company or any other member of the Company Group, Executive shall not disclose to or use for the benefit of any third party any Confidential Information.

     (b) Non-Competition. Executive covenants and agrees that during the Restricted Period, Executive shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control, participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person (other than the Company or any other member of the Company Group), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Executive from (i) acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly held corporation or (ii) accepting employment with any entity whose business is diversified but which engages in Competitive Activities, so long as (A) Executive shall not, directly or indirectly, render services or assistance to any division or part of such entity that is in any way engaged in the Competitive Activities, and (B) the Company shall have received, prior to the Executive rendering services to or assisting such entity, written assurances from such entity that the Executive shall not, directly or indirectly, render services or assistance to any division or part of such entity that is in any way engaged in activities which are engaged in Competitive Activities.

     (c) Non-Solicitation; Non-Interference. During the Restricted Period, Executive shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.

     (d) Return of Documents. In the event of the termination of Executive's employment for any reason, Executive shall deliver to the Company all of (i) the property of the Company and any other member of the Company Group and (ii) the documents and data of any nature and in whatever medium of the Company and any other member of the Company Group, and he shall not take with him any such property, documents or data, or any reproduction thereof, or any documents containing or pertaining to any Confidential Information other than any documents or data needed to complete his tax returns or which related to his benefits under the Company's benefit and incentive plans.

     (e) Works for Hire. Executive agrees that the Company shall own all right, title, and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements, or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of any member of the Company Group; (ii) result from or relate to any work performed for the Company or any member of the Company Group; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with any personnel of the Company or any other member of the Company Group (collectively referred to as "Developments"). Executive hereby assigns all right, title, and interest in and to any and all of these Developments to the Company. Executive agrees to assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Executive's behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship that are made by him (solely or jointly with others) within the scope of employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C. ss. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known or referred to as "moral rights." To the extent Executive retains any such moral rights under applicable law, Executive hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Executive will confirm any such waivers and consents from time to time as requested by the Company.

     (f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this
Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

     Section 10. Injunctive Relief.

     Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company (or any other member of the Company Group) shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Executive from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in
Section 9 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or (c) hereof and during any other period required for litigation during which the Company (or any other member of the Company Group) seeks to enforce such covenants against Executive if it is ultimately determined that Executive was in breach of such covenants.

     Section 11. Representations and Warranties of Executive.

     Executive represents and warrants to the Company that:

     (a) Executive is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

     (b) Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

     (c) In connection with his employment with the Company, Executive will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

     Section 12. Taxes.

     The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

     Section 13. Set Off; Mitigation.

     The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

     Section 14. Delay in Payment.

     Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to the Executive at any date as a result of the termination of Executive's employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, there shall be paid to the Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

     Section 15. Successors and Assigns; No Third-Party Beneficiaries.

     (a) The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company without Executive's prior written consent (which shall not be unreasonably withheld, delayed, or conditioned), to a person or entity other than an affiliate or parent entity of the Company, or their respective successors; provided, however, that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, it being agreed that in such circumstances, the consent of Executive shall not be required in connection therewith.

     (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or if there be no such designee, to Executive's estate.

     (c) No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company, the other members of the

Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

     Section 16. Waiver and Amendments.

     Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company's behalf by the Board or the Executive Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

     Section 17. Severability.

     If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

     Section 18. Governing Law and Jurisdiction.

     This Agreement is governed by and is to be construed under the laws of the State of New York, without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 10 hereof) shall be brought exclusively in the Federal court in the State of New York. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Agreement.

     Section 19. Notices.

     (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices or communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive's last known address, as reflected in the Company's records with a copy to: Kenneth Kopelman, Esq., Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the America, New York, NY 10036.

     (b) Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or U.S. Post Office, in any event for next day delivery, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

     Section 20. Section Headings.

     The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

     Section 21. Entire Agreement.

     This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreements, but excluding the Deferred Compensation Agreement which shall survive in accordance with its terms.

     Section 22. Survival of Operative Sections.

     Upon any termination of Executive's employment, the provisions of Section 8 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

     Section 23. Indemnification.

     During the Employment Term and thereafter, the provisions of the Indemnification Agreement, dated as of September 11, 2006, by and between Executive and the Company, shall continue in full force and effect. The Company shall provide Executive with directors' and officers' liability insurance coverage that is at least as favorable as that provided other officers or directors of the Company. This Section 24 shall not limit Executive's rights to indemnification under any other applicable plan, arrangement or agreement of or with the Company.

     Section 24. Parachute Payments.

     If an payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive's employment with the Company ("Payment") would constitute in whole or in part an "excess parachute payment" within the meaning
Section 280G of the Code subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (i) the full amount of such Payment or (ii) such lesser amount as would result if the Payment were reduced until no portion of the Payment was subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal state and local employments taxes, income taxes, and the Excise Tax, results in Executive's retention, on an after-tax basis, of the greater net amount.

     Section 25. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                      * * *

                  [Signatures to appear on the following page.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                                       HAMPSHIRE GROUP, LIMITED



                                                        /s/ Joel Goldberg
                                                       -------------------------
                                                       By:  Joel Goldberg
                                                       Title:  Director



                                                       MICHAEL S. CULANG



                                                        /s/ Michael S. Culang
                                                       -------------------------
                                                       Michael S. Culang



           [Signature Page to Michael S. Culang Employment Agreement]

                                    EXHIBIT A


                            GENERAL RELEASE OF CLAIMS
                            -------------------------

     This General Release of Claims (this "Release"), dated as of [_______, 20__], confirms the following understandings and agreements between Hampshire Group, Limited (the "Company") and Michael S. Culang (hereinafter referred to as "you" or "your").

     In consideration of the promises set forth in this Release, you and the Company agree as follows:

     Section 1. Opportunity for Review and Revocation. You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying Jennifer Schwartz, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the "Effective Date"). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

     Section 2. Release and Waiver of Claims.

     (a) As used in this Release, the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

     (b) For and in consideration of the payments and benefits described in
Section 8 of that certain Employment Agreement by and between you and the Company, dated as of July 30, 2008, and other good and valuable consideration (the "Consideration"), you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the "Group") from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer's right to terminate the employment of employees.

     (c) You acknowledge and agree that as of the Effective Date, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

     (d) You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

     (e) Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Consideration, and (ii) any indemnification rights you may have as a former officer or director of the Company or its subsidiaries in accordance with the Company's or such subsidiary's bylaws, as the case may be.

     Section 3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

     (a) Are able to read the language, and understand the meaning and effect, of this Release;

     (b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that your not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

     (c) Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the Consideration. The Company has agreed to provide the Consideration because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Release;

     (d) Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;

     (e) Had or could have had 21 calendar days in which to review and consider this Release;

     (f) Were advised to consult with your attorney regarding the terms and effect of this Release; and

     (g) Have signed this Release knowingly and voluntarily.

     Section 4. No Suit. You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof.

     Section 5. Successors and Assigns. The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

     Section 6. Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

     Section 7. Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding the Company in any respect or make any comments concerning any aspect of your relationship with the Company or the conduct or events which precipitated your termination of employment from the Company. Your obligations under this Section 7 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

     Section 8. Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of you or the Company.

     Section 9. Governing Law. This Release shall be governed by and construed in accordance with Federal law and the laws of the State of New York, applicable to releases made and to be performed in that State.


     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

                                                       Hampshire Group, Limited




                                                       -------------------------
                                                       By:
                                                       Title:




                                                       -------------------------
                                                       Michael S. Culang


                                      -3-